Exhibit 99.1

RENAISSANCERE AGREES TO SELL U.S. INSURANCE OPERATIONS TO QBE

PEMBROKE, Bermuda, November 18, 2010 — RenaissanceRe Holdings Ltd. (NYSE:RNR) (the “Company”) announced today that it has entered into a definitive agreement with QBE Holdings, Inc. to sell its U.S. property and casualty business underwritten through managing general agents, its crop insurance business underwritten through Agro National Inc. and its commercial property insurance operation (the “transaction”). Consideration for this transaction is year-end 2010 GAAP book value, currently estimated to be approximately $275 million, payable in cash at closing. The transaction represents substantially all of the Company’s Insurance segment business and will be immediately accretive to RenaissanceRe’s tangible book value per share.

Mr. Neill A. Currie, CEO of RenaissanceRe Holdings Ltd., said: “We are pleased to enter into this transaction with QBE to sell our U.S. insurance business. We believe the time is right for us to exit in light of the relatively small scale of our U.S.-based insurance operations in an environment that currently favors consolidation in certain U.S. insurance lines.”

Mr. Currie added: “We will continue to participate in the U.S. excess and surplus lines insurance market through our Lloyd’s platform and Glencoe Insurance Ltd., our Bermuda-domiciled insurer. As always, we are committed to disciplined underwriting and to managing our portfolio of businesses to generate superior returns over time.”

The transaction is expected to close in the first half of 2011, and is subject to regulatory approvals and customary closing conditions.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Its business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance, its Lloyds operations and certain joint ventures and other investments managed by its subsidiary RenaissanceRe Ventures Ltd., and (2) Insurance, which principally includes primary insurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements that are not historical facts are statements that could be deemed forward-looking statements, including the expected benefits of the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various regulatory approvals and closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements as these statements are subject to risks and uncertainties, including that the transaction may not be completed, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and, as such, we undertake no obligation publicly to release the results of any future revisions we may make to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Investor Contact:	Media Contact:
RenaissanceRe Holdings Ltd. Rohan Pai, 441-295-4513 Director of Investor Relations	Kekst and Company Peter Hill or Dawn Dover, 212-521-4800